Exhibit 99.1

OMNIVISION ANNOUNCES RECEIPT OF

NON-BINDING ACQUISITION PROPOSAL

SANTA CLARA, Calif., — August 14, 2014 — OmniVision Technologies, Inc. (OVTI), a leading developer of advanced digital imaging solutions, today announced that its board of directors has received a preliminary non-binding proposal letter dated August 12, 2014 from Hua Capital Management Ltd. (“HCM”), a Beijing-based investment management company, pursuant to which a group of investors led by HCM proposes to acquire all of the outstanding shares of common stock of the Company in cash, at US$29.00 per share. The investment group led by HCM includes Shanghai Pudong Science and Technology Investment Co. Ltd., a wholly state-owned limited liability company, established directly under the Pudong New Area government of Shanghai.

The Company’s board of directors is reviewing and evaluating HCM’s proposal. No decision has been made with respect to the proposed transaction. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

The Company has retained J.P. Morgan Securities LLC as its financial advisor, and Wilson Sonsini Goodrich & Rosati, P.C. as its legal counsel.

About OmniVision

OmniVision Technologies (OVTI) is a leading developer of advanced digital imaging solutions. Its award-winning CMOS imaging technology enables superior image quality in many of today’s consumer and commercial applications, including mobile phones, notebooks, tablets and webcams, entertainment devices, security and surveillance systems, digital still and video cameras, automotive and medical imaging systems. Find out more at www.ovt.com.